UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2023

Optimus Healthcare Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	333-261849	65-0181535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Old Country Road, Suite 306 Westbury, New York	11590
(Address of Principal Executive Offices)	(Zip Code)

(516) 806-4201

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 27, 2023, Optimus Healthcare Services, Inc. (the “Company”), terminated John Sganga as chief executive officer and all other officer positions, effective immediately. Mr. Sganga was terminated for cause and will not receive any severance payments under his employment agreement with the Company. On July 27, 2023, Cliff Saffron, the current Chief Operating Officer and General Counsel of the Company, was appointed as the President and Interim Chief Executive Officer of the Company. On July 10, 2023, Mr. Saffron was also appointed as Chief Operating Officer of the Company. Mr. Saffron has served as General Counsel of the Company since May 2021. There are no arrangements or understandings between Mr. Saffron and any other person pursuant to which Mr. Saffron was appointed to serve as the Interim Chief Executive Officer of the Company. There are no family relationships between Mr. Saffron and any of the Company’s directors or executive officers. Mr. Saffron has no direct or indirect material interest in any existing or currently proposed transaction that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Saffron is party to an Employment Agreement with the Company (the “Agreement”), which took effect on May 25, 2021, as subsequently amended on August 25, 2022. Mr. Saffron’s base salary is $214,000 per year and he is eligible to receive an annual bonus of up to 50% of his base salary per year at the discretion of the Board. Mr. Saffron was also granted options to purchase 250,000 shares of our common stock on May 25, 2021 at an exercise price of $1.80 per share, and on January 14, 2022, options to purchase 40,000 shares of our common stock at an exercise price of $1.85 per share. Both stock option grants vest in four equal installments commencing on the date of the grant and each anniversary thereafter. Mr. Saffron is entitled to participate in any and all benefit plans, from time to time, in effect for senior management, along with vacation, sick and holiday pay in accordance with our policies established and in effect from time to time. The agreement may be terminated by the Company at any time and for any reason (or no reason), and with or without cause, provided if the agreement is terminated without cause, the Company is required to provide Mr. Saffron at least 1-day prior written notice. Mr. Saffron may terminate the agreement for any reason (or no reason) upon 30 days prior written notice. If the employment agreement is terminated by the Company without cause or if Mr. Saffron terminates his employment for good reason, Mr. Saffron shall receive: (i) a pro-rated bonus for the year in which such termination became effective: (ii) continued payment of his base compensation during the 12 month period following termination; (iii) immediate vesting of all unvested equity awards held immediately prior to his termination date; and (iv) payment of the cost of medical insurance for a period of 12 months following termination. The employment agreement also contains covenants: (i) assigning all intellectual property developed by Mr. Saffron during the employment term to us; (ii) prohibiting the executive from disclosing confidential information regarding us; and (iii) from soliciting our employees or consultants during the term of the employment agreement and for a period of one year thereafter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMUS HEALTHCARE SERVICES, INC.

By:	/s/ Cliff Saffron
Cliff Saffron
Interim Chief Executive Officer and General Counsel

Dated: August 2, 2023